Exhibit 99.3
AVERY DENNISON INCREASES DIVIDEND 25 PERCENT AND
AUTHORIZES INCREASE IN SHARE REPURCHASES
PASADENA, Calif., February 2, 2011 — The Board of Directors of Avery Dennison Corporation (NYSE:AVY) has increased its quarterly dividend and approved a new authorization for additional share repurchases, the company announced today.
The board declared a quarterly dividend of $0.25 per share, reflecting a five cent, or 25 percent, increase over the previous quarterly dividend. The dividend is payable March 16, 2011 to shareholders of record on March 2, 2011.
The board also authorized the repurchase of up to five million additional shares of the company’s outstanding common stock, increasing the current balance of shares available for repurchase to approximately six million.
“The board’s actions demonstrate our confidence in the long-term growth of the company and our commitment to returning cash to our shareholders,” said Dean A. Scarborough, Avery Dennison chairman, president and chief executive officer.
Under Avery Dennison’s stock repurchase program, common shares may be repurchased from time to time by or on behalf of the company in the open market or otherwise. Repurchases may be commenced or discontinued at any time and, if commenced, may be conducted pursuant to prearranged plans.
About Avery Dennison
Avery Dennison (NYSE:AVY) helps make brands more inspiring and the world more intelligent. For 75 years the company has been a global leader in pressure-sensitive technology and materials, retail branding and information solutions, and organization and identification products for offices and consumers. A FORTUNE 500 company with sales of $6 billion in 2009, Avery Dennison is based in Pasadena, California and has employees in over 60 countries. For more information, visit www.averydennison.com.
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Contacts
Media Relations:
David Frail (626) 304-2014
david.frail@averydennison.com
Investor Relations:
Eric M. Leeds (626) 304-2029
investorcom@averydennison.com